Exhibit 5.1

February 4, 2011

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Game Trading Technologies, Inc.
Form S-1 Registration Statement (File No. 333-167601)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Game Trading Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of (i) an underwritten public offering of (x) 2,000,000 units, each unit consisting of one share of common stock, par value $0.0001 per share (the “Common Stock”) and 0.5 warrants to purchase Common Stock (each a “Unit”, and collectively, the “Units”) (y) up to 300,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option as well as (ii) the resale by selling securityholders named therein of an aggregate of up to 3,770,000 shares of Common Stock (the “Resale Shares”), including (x) 1,337,500 shares of Common Stock issuable upon conversion of the Company’s series A convertible preferred stock, (y) 1,923,750 shares of Common Stock issuable upon exercise of outstanding warrants and (z) 508,750 shares of Common Stock, will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP

61 Broadway    New York, New York    10006    212-930-9700    212-930-9725    Fax

www.srff.com